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                                                                    EXHIBIT 10.3

                         DEFERRED COMPENSATION AGREEMENT

     MADE this 7th day of April, 1992,

     BETWEEN FULTON FINANCIAL CORPORATION, a Pennsylvania corporation with offices at One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604 (Fulton),

     AND RICHARD J. ASHBY, JR., an adult individual, whose current residence address is 1137 West Lafayette Street, Easton, Pennsylvania 18042 (Executive).

Background:

     Executive is presently employed by Lafayette Bank (Lafayette) and serves as its President. Executive was previously employed by Fulton Bank. Both Lafayette and Fulton Bank are wholly-owned subsidiaries of Fulton. In connection with Executive's change of employment from Fulton Bank to Lafayette, on January 1, 1992, he ceased to be an active participant in a qualified retirement plan maintained by Fulton Bank and participated in qualified retirement plans maintained by Lafayette. The purpose of this Agreement is to assure Executive that his retirement benefits will not be materially adversely affected by his transfer of employment from Fulton Bank to Lafayette.

                                   WITNESSETH:

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter contained, and

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intending to be legally bound, Fulton and the Executive agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

          (a) "Fulton Profit-Sharing Plan" means the Fulton Financial Corporation Employees Retirement Plan and Trust Agreement, as amended from time to time, or any plan which supersedes or replaces the foregoing Plan.

          (b) "Fulton Pension Plan" means the Fulton Financial Affiliates Defined Benefit Pension Plan, as amended from time to time, or any plan which supersedes or replaces the foregoing Plan.

          (c) "Fulton Savings Plan" means the Fulton Financial Affiliates 401(k) Savings Plan and Trust Agreement, as amended from time to time, or any plan which supersedes or replaces the foregoing Plan.

          (d) "Determination Date" means the date on which Executive ceases to be an active participant in the Fulton Pension Plan, whether because of an employment transfer, termination of his employment, or otherwise.

          (e) "Actual Fulton Profit-Sharing Plan Account" means Executive's account or accounts under the Fulton Profit-Sharing Plan.

          (f) "Assumed Fulton Profit-Sharing Plan Account" means the amount of money that would have accumulated in an account for


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the Executive under the Fulton Profit-Sharing Plan during the period beginning
January 1, 1992, and ending on the Determination Date, had the Executive been employed by Fulton Bank for such period. Annual contributions shall be credited to such Account at the actual rate of contributions and forfeitures (as a percentage of compensation) made to the Fulton Profit-Sharing Plan for each year prior to the Determination Date, and annual contributions shall be based on Executive's compensation (as defined in the Fulton Profit-Sharing Plan) from Lafayette for each such year. Net income shall be credited to such Account based on the rate of return on the Executive's Actual Fulton Profit-Sharing Account during such period of time.

          (g) "Fulton Pension Plan Benefit" shall mean Executive's accrued benefit as of the Determination Date under the Fulton Pension Plan, expressed as a lump sum benefit and calculated in accordance with the actuarial equivalency factors used to calculate lump sums under such Plan as of the Determination Date. The amount of such accrued benefit shall be determined as if the Executive terminated his employment on the Determination Date, even if Executive died on such Date.

          (h) "Fulton Savings Plan Account" shall mean the balance in Executive's account or accounts under the Fulton Savings Plan as of the Determination Date, but excluding all amounts credited to Executive's 401(k) salary deferral account


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(presently called the "Salary Reduction Account") under such Plan.

          (i) "Deferred Compensation Amount" means an amount (if any) determined as of the Determination Date equal to the difference between (i) the Assumed Fulton Profit-Sharing Plan Account, and (ii) the sum of (A) the Fulton Pension Plan Benefit and (B) the Fulton Savings Plan Account.

          (j) "Termination of employment" means that the Executive is no longer employed by Fulton or any of its affiliates and is no longer accruing benefits or earning contributions under the Fulton Profit-Sharing Plan, the Fulton Pension Plan, or the Fulton Savings Plan.

     2. Payment of the Deferred Compensation Amount. Upon the termination of employment of Executive for any reason, Fulton will pay to Executive, in the form hereinafter provided, the Deferred Compensation Amount. The Deferred Compensation Amount may, at Fulton's option, be paid in a lump sum or in annual or more frequent installments (the periodic payments of which shall be credited with the then assumed interest rate for calculating lump sum values under the Fulton Pension Plan). In the event of the Executive's death prior to the receipt of the entire Deferred Compensation Amount (whether or not the payments of the Deferred Compensation Amount have commenced), the balance shall be paid in a lump sum to the Executive's estate. If the Determination Date precedes the date of termination of employment of Executive, the


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Deferred Compensation Amount shall be recalculated as of the date of termination of employment of the Executive by (a) crediting the rate of return to the Assumed Fulton Profit-Sharing Plan Account between the Determination Date and the date of termination of employment of Executive, and (b) recalculating the Fulton Pension Plan Benefit and the Fulton Savings Plan Account as of the date of termination of employment of Executive.

     3. Calculation of Deferred Compensation Amount. The determination of the Deferred Compensation Amount, if made in good faith by an independent actuary selected by Fulton, shall be binding on both Fulton and the Executive.

     4. No Contract of Employment. This Agreement shall not constitute or be construed as a contract of employment between the Executive and Fulton, Lafayette, or any of their affiliates.

     5. Relationship of Parties. The payments which are to be made by Fulton to Executive or his estate under the terms of this Agreement shall not constitute a lien or preferred claim on any of the assets of Fulton, and the relationship of Fulton, on the one hand, and Executive or his estate, on the other, as a result of this Agreement, shall be solely that of debtor and unsecured creditor.

     6. Offsets and Non-alienation. At anytime after the termination of employment of Executive, Fulton may, at its option, offset any amounts owed by Executive to Fulton or any of its affiliates against the Deferred Compensation Amount.


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Otherwise, the payments to be made under this Agreement are personal to the
Executive and the right to receive such payments shall not be subject to assignment or alienation by Executive.

     7. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to its subject matter, and supersedes any prior agreement, whether written or oral. It may be terminated or amended only by written agreement executed by both the parties hereto.

     8. Choice of Law. This Agreement is executed in the Commonwealth of Pennsylvania and shall be interpreted in accordance with its laws.

     9. Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors in interest.

     IN WITNESS WHEREOF, this Agreement has been executed the day and year first above written.

                                        FULTON FINANCIAL CORPORATION


                                        By: /s/ Beverly Wise Shaeffer
                                            ------------------------------------
                                            Beverly Wise Shaeffer
                                            Senior Vice President


                                        Attest: /s/ William R. Colmery
                                                --------------------------------
                                                William R. Colmery
                                                Assistant Secretary


Witness:                                EXECUTIVE


/s/ Craig Hill                          /s/ Richard J. Ashby, Jr.
-------------------------------------   ----------------------------------------
                                        (Richard J. Ashby, Jr.)


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